Exhibit 99.1

Aspira Announces Second Quarter 2025 Financial
Results and Provides Business Update

AUSTIN, Texas, August 12, 2025 (GLOBE NEWSWIRE) — Aspira Women’s Health Inc. (“Aspira”) (OTCQB: AWHL), an AI enhanced bio-analytics based women’s health company focused on delivering leading noninvasive gynecologic disease diagnostic and disease management tools, announced today its results of operations for the three and six months ended June 30, 2025. The Company also reported early progress under its new leadership team.

Second Quarter Highlights:

Aspira reported total product revenue of $2.404 million in the second quarter of 2025 as compared to $2.423 million in the second quarter of 2024. Reported average unit prices (“AUP”) grew 12% year over year for the commercial product portfolio, which is comprised of non-invasive Ovarian cancer risk assessment diagnostics marketed as Ova1Plus® and OvaWatch®. The AUP for Ova1Plus increased 11% year over year, while OvaWatch, still in the earlier stages of market adoption, increased AUPs by 16% year over year.

Product revenue remained stable despite a very significant reset of Aspira’s business model and market strategies beginning in the first quarter of 2025, with continuing substantial changes well into the second quarter. Through this transformation of our strategy, commercial model, and resources, Aspira is heavily focusing on relationships with leading large scale health care systems, as well as Integrated Delivery Networks (“IDNs”). The Company’s Directors and Management believe this will sharply improve the Company’s efficiency, operating performance, and long-term profitability. Notably, the Company’s specialist field sales team delivered these second quarter results with a team of 7 as compared to a team of 19 in the same period of 2024.

Key financial highlights for the six months ended June 30, 2025 are summarized below:

●	Revenue Growth: The Company generated approximately $4.683 million of revenue for the six months ending June 30, 2025, compared to $4.576 million in the same period in 2024. The 2.3% increase was primarily driven by a 10.3% increase in the average unit price per test, partially offset by a 7.3% decrease in the number of tests sold. We have witnessed transitional test volume shifts that are commonly seen when marketing strategy and team changes are implemented. These changes were completed within the June quarter. As a sales productivity metric, the Company tracks revenues generated per full-time equivalent salesperson (“FTE”). Due to the marketing strategy changes and large health care system emphasis in the second quarter of 2025, the Company realized a 156% increase in sales per FTE compared to the second quarter of 2024.

●	Gross Profit and Margin Improvement: Gross profit increased to approximately $3.1 million in the first half of 2025, as compared to $2.6 million in the same period in 2024, representing a 17.4% increase. Gross margins were 66.1%, as compared to 57.6% in the same period of the prior year. The increase in gross profit and improved margins was primarily the result of an adjustment to prior quarter revenue due to collections in excess of previously recognized revenue, as well as improved profitability of the OvaWatchproduct line. Revenue is initially estimated based on expectations of account performance, then is adjusted based on actual collections.

●	Reduction in Operating Expenses: Total operating expenses decreased to $8.1 million for the first six months of 2025, compared to $11.7 million for the same period in the prior year, representing a $3.6 million, or 31% decrease. The decrease was primarily due to a decrease in selling expenses of $2.3 million, combined with a $1.1 million decrease in general and administrative expenses and a $0.2 million decrease in research and development expenses. Reductions in headcount and other cost containment measures were primary drivers in the reduction of these expenses.

●	Reduced Burn Rate: Cash used in operations was $4.8 million for the six months ended June 30, 2025, as compared to $8.2 million in the six months ended June 30, 2024. This represents a 41% reduction in operating cash burn. This improvement is primarily due to the new leadership team’s focus on cost control and improved productivity.

●	Improved Balance Sheet: The Company reported $4.1 million in current liabilities, of which $3.6 million was trade payables or accrued liabilities as of June 30, 2025. This represents a $1.4 million, or 25.1% decrease from the $5.5 million in current liabilities reported as of December 31, 2024. The reduction was principally the result of a $0.4 million reduction in payables and a $0.6 million reduction in accrued liabilities, which was primarily related to payroll and benefits as well as a one-time reduction in accruals.

“My top priority in the second quarter of 2025 was to continue driving the commercial team’s efficiencies, to further reduce operating expenses and outstanding liabilities, and to strengthen Aspira’s overall financial position” commented Mike Buhle, who was appointed Chief Executive Officer of Aspira in January 2025. He continued, “Through June 30, 2025, we delivered notable gains in sales productivity and increase our gross profit margin by 8.5%, compared to the same period last year. We remain energized by the strategic cost efficiencies we are implementing across our operating model.”

“In parallel with enhancing operational performance, we are aggressively working on achieving our research and development timeline for ENDOInform™. We remain committed to completing our R&D milestones and expect to provide material updates on this project by the end of 2025,” concluded Mr. Buhle.

“The Board of Directors is excited to see the new strategy and operating initiatives take hold. We believe the Company is entering entirely unprecedented ground in advancing the Company’s key women’s health diagnostic tools in both ovarian cancer and endometriosis,” commented Jack Fraser, Chairman of the Board of Directors.

The following table summarizes the key financial metrics of the three and six months ended June 30, 2025 and 2024.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Total Revenue	$2,404	$2,423	$4,683	$4,576
Gross Margin	63.8%	58.6%	66.1%	57.6%
Total OvaSuiteSM Volume	5,728	6,471	11,407	12,300
Total AUP	$420	$374	$411	$372

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases.  OvaWatch and Ova1Plus® are offered to clinicians as OvaSuite. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer risk for the 1.2+ million American women diagnosed with an adnexal mass each year.

OvaWatch provides a negative predictive value of 99% and is used to assess ovarian cancer risk for women where initial clinical assessment indicates the mass is indeterminate or benign, and thus surgery may be premature or unnecessary. Ova1Plus is a reflex process of two FDA-cleared tests, Ova1® and Overa®, to assess the risk of ovarian malignancy in women with an adnexal mass planned for surgery.

Our in-development test pipeline will expand our ovarian cancer portfolio and address the tremendous need for non-invasive diagnostics for endometriosis, a debilitating disease that impacts millions of women worldwide. In ovarian cancer, we intend to combine microRNA and protein biomarkers with patient data to further enhance the sensitivity and specificity of our current tests. In endometriosis, we have developed the first-ever non-invasive test designed to identify endometriomas, one of the most commonly occurring forms of severe endometriosis. Through our ongoing endometriosis development program, we are combining microRNA and protein biomarkers with patient data, with the intent of identifying all endometriosis independent of disease location or severity.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include statements regarding, among other things, the timing and completion of any products in the development pipeline and other statements that are predictive in nature, and whether the marketing of the OvaSuite portfolio will prove successful. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as “designed to,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” and other words of similar meaning and the use of future dates. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission (SEC), including those factors identified as “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Aspira presently does not know, or that Aspira currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aspira’s expectations, plans, or forecasts of future events and views as of the date of this press release. Subsequent events and developments may cause the Company’s assessments to change. However, while Aspira may elect to update these forward-looking statements at some point in the future, Aspira expressly disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Aspira’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Relations Contact:

investors@aspirawh.com

Aspira Women’s Health Inc.

Condensed Consolidated Balance Sheets (unaudited)

(Amounts in Thousands, Except Share and Par Value Amounts)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$1,545	$1,769
Accounts receivable, net of reserves of $0	1,278	990
Prepaid expenses and other current assets	590	1,098
Inventories	273	326
Total current assets	3,686	4,183
Property and equipment, net	44	69
Right-of-use assets	1,077	1,194
Other assets	127	45
Total assets	$4,934	$5,491
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,743	$2,173
Accrued liabilities	1,829	2,445
Current portion of long-term debt	232	229
Short-term debt	154	614
Current maturities of lease liabilities	140	7
Total current liabilities	4,098	5,468
Non-current liabilities:
Long-term debt	1,160	1,278
Non-current maturities of lease liabilities	1,121	1,248
Warrant liabilities	1,240	60
Total liabilities	7,619	8,054
Commitments and contingencies	-	-
Stockholders’ deficit:
Common stock, par value $0.001 per share, 200,000,000 and 200,000,000 shares authorized at June 30, 2025 and December 31, 2024, respectively; 35,637,325 and 17,407,120 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	36	17
Additional paid-in capital	533,195	528,817
Accumulated deficit	(535,916)	(531,397)
Total stockholders’ deficit	(2,685)	(2,563)
Total liabilities and stockholders’ deficit	$4,934	$5,491

Aspira Women’s Health Inc.

Condensed Consolidated Statements of Operations (unaudited)

(Amounts in Thousands, Except Share and Par Value Amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Product	$2,404	$2,423	$4,683	$4,576
Total revenue	2,404	2,423	4,683	4,576
Cost of revenue:
Product	870	1,002	1,589	1,941
Total cost of revenue	870	1,002	1,589	1,941
Gross profit	1,534	1,421	3,094	2,635
Operating expenses:
Research and development	704	952	1,677	1,858
Sales and marketing	679	2,137	1,765	4,026
General and administrative	1,961	2,725	4,702	5,854
Total operating expenses	3,344	5,814	8,144	11,738
Loss from operations	(1,810)	(4,393)	(5,050)	(9,103)
Other (expense) income, net:
Change in fair value of warrant liabilities	(624)	889	297	1,140
Change in fair value of convertible notes	-	-	170	-
Loss upon issuance of Convertible Notes carried at fair value	-	-	(1,198)	-
Interest expense, net	(13)	(10)	(27)	(15)
Other (expense) income, net	(219)	(16)	1,289	(181)
Total other (expense) income, net	(856)	863	531	944
Net loss	$(2,666)	$(3,530)	$(4,519)	$(8,159)
Net loss per share - basic and diluted	$(0.07)	$(0.28)	$(0.16)	$(0.67)
Weighted average common shares used to compute basic and diluted net loss per common share	35,564,032	12,518,725	28,579,132	12,181,481

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